Filed pursuant to Rule 433 Registration Statement No. 333-158199-10 FINANCIAL PRODUCTS FACT SHEET (K138)

Offering Period: December 29, 2010 – January 25, 2011
24-month BARES Linked to the Russell 2000® Index

Return Profile
  24-month securities linked to the performance of the Russell 2000® Index
  200% Upside participation rate in the appreciation of the Russell 2000 Index, subject to an Underlying Return Cap expected to be 20%, to be set on Trade Date
  If the Final Level is less than the Initial Level by not more than 25.00%, then the investor is entitled to receive the principal amount at maturity, subject to the credit risk of the Issuer
  If the Final Level is less than the Initial Level by more than 25%, then the investor will lose 1% for every 1% decline in the Underlying beyond 5%

Terms

Issuer:	Credit Suisse AG (“Credit Suisse”), Nassau Branch
Trade Date:	Expected to be January 26, 2011
Settlement Date:	Expected to be January 31, 2011
Underlying:	Russell 2000 Index (RTY)
Upside Participation Rate:	200%
Redemption Amount:	An amount in cash at maturity equal to the principal amount of the securities held multiplied by the sum of 1 plus the Underlying Return
Underlying Return Cap:	Expected to be 20%, to be set on the Trade Date
Underlying Return:	If (a) the Final Level is greater than or equal to the Initial Level, then the lesser of: (i) the Underlying Return Cap and (ii) an amount calculated as follows: Upside Participation Rate x (percentage change in the Underlying); (b) if the Final Level is less than the Initial Level by less than 25%, then: zero; (c) if the Final Level is less than the Initial Level by 25% or more, then: percentage change in the Underlying + Buffer Amount
Buffer Amount:	5%
Initial Level:	The closing level of the Underlying on the Trade Date
Final Level:	The closing level of the Underlying on the Valuation Date
Valuation Date:	January 28, 2013
Maturity Date:	January 31, 2013
CUSIP:	22546EP65

Benefits
  Offers leveraged participation in the appreciation of the Russell 2000 Index, subject to the Underlying Return Cap, which is expected to be 20%, to be determined on Trade Date
  Reduced downside risk due to a Buffer Amount of 5%

Hypothetical Returns at Maturity

Percentage Change in the Underlying	Redemption Amount (1)
50%	$1,200
40%	$1,200
30%	$1,200
20%	$1,200
10%	$1,200
0%	$1,000
-10%	$1000
-20%	$1000
-30%	$750
-40%	$650
-50%	$550

(1) Assumes an Underlying Return Cap of 20%

Product Risks
  Investment may result in a loss of up to 95% of the principal amount. If the Final Level is less than the Initial Level by 25% or more, investors will lose 1% of the principal for each 1% decline in the Final Level as compared to the Initial Level beyond the Buffer Amount.
  The securities and the payment of any amount due on the securities are subject to the credit risk of Credit Suisse
  Maximum return expected to be 20%, regardless of the appreciation of the Underlying
  Investors will not receive interest payments
  (See Additional Risk Considerations on next page)

Product Summary
Horizon (years)	18 months
Principal Repayment	Principal at Risk
Investment Objective	Appreciation
Market Outlook	Bullish

FINANCIAL PRODUCTS FACT SHEET

Offering Period: December 29, 2010 – January 25, 2011
24-month BARES Linked to the Russell 2000® Index

Additional Risk Considerations

•Prior to maturity, costs such as concessions and hedging may affect the value of the securities.

•Liquidity – The securities will not be listed on any securities exchange. Credit Suisse or its affiliates intends to offer to purchase the securities in the secondary market but is not required to do so. Many factors, most of which are beyond the control of the Issuer, will influence the value of the securities and the price at which the securities may be purchased or sold in the secondary market. For example, the creditworthiness of the Issuer, including actual or anticipated downgrades to the Issuer's credit ratings, may be a contributing factor.

•Potential Conflicts – We and our affiliates play a variety of roles in connection with the issuance of the securities including acting as calculation agent and hedging our obligations under the securities. The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any discretionary account without prior written approval of the customer.

•As a holder of the securities, you will not have voting rights or rights to receive cash dividends or other distributions with respect to the equity securities comprising the Underlying.

The risks set forth in the section entitled “Product Risks” on the preceding page and this section “Additional Risk Considerations” are only intended as summaries of some of the risks relating to an investment in the securities. Prior to investing in the securities, you should, in particular, review the “Product Risks” and “Additional Risk Considerations” sections herein, the “Selected Risk Considerations” section in the pricing supplement and the “Risk Factors” section of the product supplement, which set forth risks related to an investment in the securities.

Disclaimer

IRS Circular 230 Disclosure: Credit Suisse and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with Credit Suisse of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.

Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. The products described herein should generally be held to maturity as early sales could result in lower than anticipated returns. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.

This material is not a product of Credit Suisse Research Departments. Financial Products may involve a high degree of risk, and may be appropriate investments only for sophisticated investors who are capable of understanding and assuming the risks involved. Credit Suisse and its affiliates may have positions (long or short), effect transactions or make markets in securities or financial instruments mentioned herein (or options with respect thereto), or provide advice or loans to, or participate in the underwriting or restructuring of the obligations, issuers of the stocks comprising the applicable index, indices or fund mentioned herein. Credit Suisse is a member of FINRA, NYSE and SIPC. Clients should contact their salespersons at, and execute transactions through, a Credit Suisse entity qualified in their home jurisdiction unless governing law permits otherwise.

This document is a summary of the terms of the notes and factors that you should consider before deciding to invest in the notes. Credit Suisse has filed a registration statement (including pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this offering summary relates. Before you invest, you should read this summary together with the Pricing Supplement dated December 29, 2010, Underlying Supplement dated June 24, 2010, Product Supplement No. AK-I dated November 25, 2009, Prospectus Supplement dated March 25, 2009 and Prospectus dated March 25, 2009 to understand fully the terms of the notes and other considerations that are important in making a decision about investing in the securities. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse, any agent or any dealer participating in this offering will arrange to send you the pricing supplemet, product supplement, underlying supplement, prospectus supplement and prospectus if you so request by calling toll-free 1 (800) 221-1037.

You may access the pricing supplement related to the offering summarized herein on the SEC website at:

http://www.sec.gov/Archives/edgar/data/1053092/000095010310003883/dp20522_424b2-k138.htm

You may access the underlying supplement, product supplement, prospectus supplement and prospectus on the SEC website at www.sec.gov or by clicking on the hyperlinks to each of the respective documents incorporated by reference in the pricing supplement.